Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2014 Big Lots Inc Earnings Call EVENT DATE/TIME: DECEMBER 05, 2014 / 1:00PM GMT
OVERVIEW:
Co. reported 3Q14 net sales for continuing operations of $1.107b and loss from continuing operations of $3.1m or $0.06 per share. Expects FY14 total sales to grow approx. 1-2% and diluted EPS from continuing US operations to be $2.40-2.50. Expects 4Q14 diluted EPS from continuing operations to be $1.70-1.80.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Brad Thomas KeyBanc Capital Markets - Analyst
Peter Keith Piper Jaffray & Co. - Analyst
Paul Trussell Deutsche Bank - Analyst
Anthony Chukumba BB&T Capital Markets - Analyst
Meredith Adler Barclays Capital - Analyst
Patrick McKeever MKM Partners - Analyst
Joe Feldman Telsey Advisory Group - Analyst
David Mann Johnson Rice & Company - Analyst
Jeff Stein Northcoast Research - Analyst
Matthew Boss JPMorgan - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2014 teleconference. This call is being recorded.

(Operator Instructions)

At this time, I would like to introduce today's first speaker, Andy Regrut, Director of Investor Relations. Please go ahead, sir.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks Deana, and thank you everyone for joining us for our third quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning David will start the call with a few opening comments. TJ will review the financial highlights from the quarter and update the outlook for 2014, and David will complete our prepared remarks before taking your questions. With that, I'll now turn the call over to David.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy. Good morning, everyone. I'm pleased with the results we reported this morning. In prior years, the third quarter has been challenging for our business as we transition out of summer and begin to prepare for the holiday season. But for the first time in three years we comped up in Q3. We were in line with our guidance provided to you 90 days ago.

Based on our sales results, which were a continuation of a positive spring, we believe our business is becoming more consistent and reliable for Jennifer. From a merchandising perspective, four of the seven merchandise categories reported comp increases. Once again, Food was a top performer, up double-digits. Trey and his team continue to do a great job improving our assortments in this category.

We have responded to Jennifer and expanded the number of never-outs in our stores, nearly doubling the everyday selection of her favorite brands in areas where she has told us consistency and predictability matter.

We also have completed this year's rollout of coolers and freezers. As planned, we are now SNAP-eligible in roughly 750 stores. We've taken a pause from the rollout during the holidays, and we will resume in January by installing coolers and freezers in another 500-plus stores.

Furniture was also a top performer, up double-digits for the quarter. Case goods, Upholstery, Mattresses and Ready-to-Assemble assortments posted strong results and benefited from a full quarter of furniture financing, or Easy Leasing as we like to call it, in our stores.

The team has done a super job improving our offering with fashion-forward colors, new patterns, fabrics and items, as well as a fresh assortment of fireplaces for the winter months, and the Easy Leasing program continues to produce strong, consistent results, even in the stores where we have anniversaried the launch from a year ago.

Next is Soft Home. Martha's team comped up mid-single digits for the third quarter, and it is clear Jennifer recognizes the meaningful improvements in back-to-school and back-to-campus and the QBFV. We are still very early in the transformation of this category, and I'm very excited with the prospects for Q4.

Finally, Consumables up low single-digits. The team has done a great job here as well. This quarter we were particularly strong in Household Chemicals, Home Organization and Pet, And similar to Q1 and Q2, the team produced solid results with both never-out and closeout products at great values for Jennifer.

The businesses that were down in the third quarter were planned down, so no surprise. As anticipated, Electronics and Hard Home were down in the teens, similar to the performance in Q2. You may recall these categories experienced the majority of the edit and exit clearance activity we began at the end of last year.

Seasonal was off high single-digits, as expected. Remember, we planned Halloween down, and had conservative plans for Harvest, as Jennifer continues to be a little more reserved or cautious on these shorter seasonal periods. Christmas trim comped positive in early Q3.

However, sales slowed in late October and into November, early November. I'm confident in our assortment and our inventories are under control. We are watching it closely, and we will react with pricing if needed. So with that, I will turn the call over to TJ for more detail on the quarter.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Thanks David, and good morning everyone. Net sales from continuing operations for the third quarter of FY14 were $1.107 billion, an increase of 0.2% over the $1.105 billion we reported last year. Comparable store sales for stores open at least 15 months increased 1.4%, which compares to our guidance of an increase in the low single digits.

We're encouraged with this result, particularly given the fact we had one less ad in Q3 this year versus last year, and we were trending in the 2% range heading into the last two weeks of the quarter. Consistent with commentary from other retailers, August was our strongest comp and October

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

was softer. The softness in October was not the result of any promotional changes or differences in merchandise flow, but we believe more symptomatic of the flow of retail traffic. We did experience an improvement in trend as we moved into November.

The loss from continuing operations for the third quarter was $3.1 million, or $0.06 per share, which compares to our guidance range of a loss of or $0.04 to $0.10 per share and last year's adjusted loss from continuing U.S. operations of $4.1 million, or $0.07 per share. Our gross margin rate for the quarter was 38.9% down 10 basis points compared to last year's Q3 rate. This was consistent with our expectations, as we experienced a double-digit increase in Food, a lower margin category, and negative comps in Seasonal, a higher margin category.

Total expense dollars were $435 million and the expense rate of 39.3% was down 30 basis points to last year. Again, this leverage was expected. The loss from discontinued operations for the third quarter of FY14 was $0.3 million, or $0.01 per share, which was in line with our expectations.

Moving onto the balance sheet, Inventory ended the third quarter of FY14 at $1.075 billion compared to $1.238 billion last year. The reduction in inventory was driven by an 8% decrease in inventory per store, a lower store count, and the strategic decisions made last year to close our business in Canada and liquidate our Wholesale operations.

CapEx for the third quarter of FY14 totaled $36.1 million compared to $32 million last year. On a year-to-date basis, CapEx totaled $74.6 million versus $83.7 million a year ago. Depreciation expense for Q3 was $30.3 million, an increase of $1.3 million to last year.

We ended the third quarter with $62 million of cash and cash equivalents and $283 million of borrowings under our credit facility. This compared to $68 million of cash and cash equivalents and $324 million of borrowings under our credit facility last year.

Our use of cash generated by our U.S. operations was focused on returning cash to shareholders through both dividends and share repurchases, lowering our overall debt levels and funding closing activity of our former Canadian operations.

Earlier this week, as part of the dividend program initiated in June, our Board of Directors declared a quarterly dividend of $0.17 per common share payable on December 30, 2014 to shareholders of record as of close of business on December 16, 2014.

Also during Q3 as part of our August 2014 repurchase program, we invested $115 million to repurchase 2.6 million shares, or approximately 5% of our outstanding shares at an average price of $44.13, leaving $10 million of authorization remaining at the end of the third quarter. As noted in our press release, earlier this morning, we completed our August 2014 share repurchase program during the month of November. In total, we invested $125 million to repurchase 2.8 million shares at an average price of $44.21, which was favorable to yesterday's closing price.

In total for Q3 between dividends and share repurchases, we returned $124 million of cash to shareholders. We believe this activity adds value, and is an important lever to drive overall shareholder return.

During Q3, we opened 12 new stores and closed 9 stores, leaving us with 1,496 stores and total selling square footage of 32.7 million. In the first three quarters of this year, we have opened 24 new stores and closed 21 locations. For FY14, we now believe we will open 24 new stores and close 57 stores, ending the year with 1,460 stores in the U.S.

Now turning to guidance, we are updating our Q4 guidance of income from continuing operations to be in the range of $1.70 to $1.80 per diluted share, which compares to our previous guidance of $1.70 to $1.76 per diluted share and to income from U.S. continuing operations of $1.45 per diluted share in the fourth quarter of FY13. This forecast assumes a comp increase in the low single digit range, a significantly higher gross margin rate, and expenses as a percent of sales slightly higher to last year.

From a sales perspective, we remain confident in our ability and execution to drive a low single digit comp in Q4. As I noted earlier, we were encouraged by the start to November, particularly the first three-plus weeks, where comps were up again about 2%. However, Thanksgiving and Black Friday results were down to the prior year, again not all that surprising based on industry data and reports from NRF and others. November comps did end up slightly for the month.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

We expect December to be of the strongest month of Q4, particularly given the extra shopping day. We also believe January has opportunity, especially in Food, Furniture and Soft Home.

In terms of the gross margin rate, the rate improvement anticipates fewer markdowns this year as we anniversary the impact of the edits and exits in last year's Q4 results. Expenses as a percent of sales are expected to increase slightly, driven by potential bonus payouts this year compared to minimal payouts last year.

For the full year, we are affirming our guidance for income from continuing U.S. operations to be in the range of $2.40 to $2.50 per diluted share. This compares to FY13 adjusted income from U.S. continuing operations of $2.45 per diluted share. Our guidance is based on a total sales increase of approximately 1% to 2% and comparable store sales up 1% to 2%.

We expect this level of financial performance will generate approximately $250 million of cash flow from our U.S. operations. The combination of $250 million of share repurchases and $28 million of dividend payments equals a shareholder distribution of cash of $278 million for FY14, again further demonstrating our commitment to return excess cash to shareholders. So with that, I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. Before we open the lines for questions this morning, I want to share a few thoughts in closing. Q3 was an important quarter for our Company. As I mentioned in my opening comments, historically Q3 has been difficult for us, but the strategic changes made in merchandising and marketing are beginning to provide more consistency to our business, and I can't overemphasize that word about consistency.

During Q3 we passed a few critical milestones as we continue to transform our business. We completed this year's rollout program of coolers and freezers, and expanded our assortment of Food with more never-outs. We enjoyed our first full quarter of Easy Leasing chainwide, and made meaningful improvement to back-to-school and back-to-campus.

Rich and his team have done a great job deploying the new buying discipline of QBFV, or quality, brand, fashion, and value, and providing more disciplines around inventory management. These were major accomplishments for us and add to the success from the spring season.

We also have one additional highlight in merchandising. Michelle Christensen joined our Company in September as Senior Vice President, General Merchandise Manager for Seasonal, Electronics and Accessories. I'm delighted to have Michelle on board. I've known her for a number of years, dating back to our days at Fred Meyer. Michelle has extensive experience in many of the merchandise categories, strong strategic thinking, and leadership skills.

Next from a marketing and customer engagement perspective, Andy and his team are changing how we communicate with Jennifer. Our online video, The Pet Focus Group, was yet another award-winning campaign. Building off the success of the Hostess, the Thrift is Back, and the Secret Top Brand Alert, the team continues to expand our online presence through digital channels and social media. Our holiday campaign, Big Lots Helps Moms Nail This Holiday, incorporates TV spots with a catchy holiday jingle on some of Jennifer's favorite television networks.

Now turning to stores, or our third leg of the stool, Lisa and her teams have completed the implementation of the J Score, a numeric scoring system for assessing, and tracking in-store execution. This was no small undertaking. Each of our stores in the fleet, nearly 1,500 in total, were graded and a development plan was created to improve execution and consistency of the shopping experience in our stores.

Finally, we returned excess cash to shareholders with the balanced approach TJ described at our investor conference in June. We exhausted the share repurchase authorization from August, and we declared our third dividend under the new strategy.

Once again, this quarter we did what we said we were going to do and delivered the financial results solidly in line with our guidance. None of this could have been achieved without a complete team effort working cross-functionally. We are one team with one goal, and I want to thank all of our associates in the field, the distribution centers and our corporate office for their hard work, dedication, willingness to change and the uncompromising drive for improvement. Clearly, it's not business as usual here at Big Lots.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

With that, I'll turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, David. Deana, we would now like to open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Brad Thomas of KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Congratulations on the continued progress here. I wanted to first ask about inventory, and connecting the dots to the edit-to-amplify strategy. This was the biggest decline that we've seen in inventory all year. Could you just help connect the dots on where we are with the editing process, how much of drag that was, and when you might be able to benefit from the reallocation of space?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Do you want me to take that?

David Campisi - Big Lots, Inc. - President & CEO

Go ahead.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes. I guess Brad, from our perspective, the inventory levels were right in line with our internal targets that we work with our merchant teams on each and every month. So there really was no surprise there. Again, some of the categories that we exited, those inventory levels in the overall divisions, were down high teens or low 20s. Again, as expected.

The reallocation of footage has already occurred, as you know, and as one of a number of elements that are helping drive our Food comps, as we sit here today. I guess from our perspective, the drag, as you mentioned, in terms of sales, that drag will be with us through, really, the middle part of first quarter, call it. As you'll recall, we started aggressively marking down product in the edit and exit categories really about this time last year in the fourth quarter. We're up against the promotional part of it.

Obviously, we've had that impact for a number of quarters now. I think from our perspective, particularly as we look at where our business is today and the strategy and how competitive some of those categories that we exited are, particularly in Electronics, we feel even better about our decisions today than we might have 12 months ago.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Brad Thomas - KeyBanc Capital Markets - Analyst

Great, If I could follow up on two of the editing categories for Hard Home and Electronics. What is the expectation for comps for those categories in the fourth quarter?

David Campisi - Big Lots, Inc. - President & CEO

You want me to take that, TJ? First, the Electronics piece, Brad, will certainly be down double-digits as we continue. A year ago this month, we were selling TVs, and we are not in that business any longer. We've down-trended the tablet business significantly over last year. The plan there is down double-digits.

I think it's important that everyone understands in Q3, again the strategy is working. As I mentioned, the businesses that we told you guys we were going to win in, Food, Consumables, Furniture and Seasonal, and soft Home are working. It's not any different in Q4. We're going to see double-digit drops in Electronics and parts of Hard Home. Hard home primarily being categories that we exited, like Automotive and Paint and some of the Electrical parts of the business and Plumbing.

Then, the other part of Home that we don't talk a lot about is actually running up very strongly, like Tabletop and Kitchen Gadgets and Appliances and so on. Those categories are go-forward businesses within the Hard Home classification. We actually believe we will start to see some significant improvement in that business as well.

Brad Thomas - KeyBanc Capital Markets - Analyst

Great. Thanks so much, and good luck this quarter.

Operator

Peter Keith of Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

I will keep it to one question, but I will ask it -- it's two different parts. Number one, on the rollout of your coolers and food stamps. Now that you have it in a broad assortment of stores, but I was hoping you could provide some insight on the ramp. Is it -- is there a pretty immediate lift, or does it take a little while to build up into your results? How do some of those coolers stores look that are now over a year old in their process? Thank you.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Peter, I guess as we move into a new store, for instance, that has not had coolers and freezers before, the process works like this. We put the coolers and freezers into the location and we see immediate reaction of the categories selling within the coolers and freezers, and we call it the DSD department, Direct Store Delivered. There is a period of time, call it 30 days plus or minus, where we have to apply for and receive certification in order to receive a SNAP and EBT benefit.

Once that occurs, we see kind of a second leg up, or a second lift in not only the DSD product, but then the overall food business is eligible to take that form of tender for payment. So it's kind of a two-step lift. We still believe this is a very positive move for our business. We are confident it's taking down a barrier for entry for a large percent of the customer population out there.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

The second part of your question in terms of stores that have now sort of anniversaried the launch from a year ago, I would tell you that overall we are still pleased with the results. There is a little bit of disparity by market, and we are certainly learning a lot in terms of how quickly pricing changes, and how we need to react in order to stay competitive.

It's not likely that all of the prices in our cooler and freezer product will be below the competition. But I'll stress, we're going to be competitive. So overall, again at a real high level, we are pleased with the results. We think it was absolutely the right move for our business, and as soon as we can get to the month of January, we want to start working on completing that last 500-plus stores, give or take. So that, really, in the, call it spring season of 2015, we should be fully where we want to be.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thank you. Tim, one last quick question is for modeling purposes. On the gross margin going to up substantially in Q4, I guess that could be interpreted a number of different ways. SG&A dollars are flattish. Are we talking about the upwards of 100 to 200 basis points of gross margin expansion?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Actually, Peter, just a point of clarification. We actually said the SG&A rate as a percent of sales would go up in fourth quarter. It's all about the bonus opportunity if the business continues to perform. I would think about the gross margin rate this way. Again, we're not giving specific numbers, but we took roughly a 100 basis points or more hit in fourth quarter last year as a result of some of that edit-to-amplify activity.

Historically in our business, the fourth quarter margin rate has been high 39s or low 40. That's what we're talking about when we talk about significant improvement. Again, I don't want to pinpoint it down to a number because there are a number of variables here in the fourth quarter, particularly our commitment to make sure that we do what we need to do to exit all seasonal categories clean going into the spring season.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thanks a lot for that color. Good luck with the rest of the holiday season.

Operator

Paul Trussell of Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Wanted to go back to discussing the comp performance. It was good to see the results are positive for a third consecutive quarter. If we go back a little bit in time, I do believe the conversation was calling for an acceleration in comps throughout 2014. And then accelerating further in 2015 as you cycled and got behind you going against some of these edited categories and obviously rolling out the additional coolers.

Just wanted to get your updated thoughts on that, given a little bit of a deceleration in Q3, and now a little bit of softness with November being only up slightly. What gives you that confidence regarding the December comp being the best of the month, especially since you did indicate that I think the Christmas tree -- some of the seasonal aspects did slow in late October and that continued into November? Thank you.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

Paul, I'll start with the numerics, and then David, certainly, I know has a perspective on categories and opportunities. What gives us the confidence, candidly, is the fact that even in the third quarter, again as you'll recall from the prepared comments, we did drop an ad circular the third quarter. That ad circular moved into second quarter. Obviously there's some timing difference there.

The second point I would remind you of is really through the first 11 weeks of the third quarter, comps were up 2%-plus. So we were right on track to doing exactly what you just said, and exactly what we had talked about earlier in the year. The last two weeks of October were soft for us, and our data is that they were soft across retail.

We don't think we get real smart or real stupid overnight. We didn't change anything in our business in the last two weeks. We didn't not deliver a floor set or not set a floor set or do anything like that to dislocate business. For whatever reason, those last two weeks were down slightly to the prior year. And that was just enough to move us to 1.4% from something that started with a 2%.

Again, we were encouraged that moving right back into November, the first, really 3.5 weeks until you got to Thanksgiving, our comps again started with a 2%. We were right back on track. From our perspective, the Black Friday and Thanksgiving weekend was difficult. Again, I think that's been well documented.

The interesting part in our business, though, that I would just remind everybody is that if you shopped our stores on Thanksgiving Day and Black Friday, and even on the Saturday, where we missed volume to last year was really focused in one department, and that was Electronics. So while the competitive landscape out there had many, many retailers selling Electronics products and trying to drive people into the store with door-buster deals that our math suggests it would be very difficult for anyone to make money at those prices, we did not do that.

So we make money on Thanksgiving. We make money on Black Friday. The strategy is exactly what we laid out 12 months ago. We choose not to participate in high ticket, low, low margin Electronics business, and that hurt us a little bit over the Thanksgiving weekend. So that's kind of -- those are the facts and the cadence of how we are thinking about the sales trend, and why we believe that moving into December and into January our business moves right back to the positive trends that we had been seeing.

David Campisi - Big Lots, Inc. - President & CEO

Paul, this is David. Just to add to that, I would just tell you that obviously all of us were out in the stores on Thursday, Friday and Saturday. Certainly standing in some of the big competitors out there on Friday morning, it was pretty stunning at 9:00 in the morning not to see one customer at a cash register. So traffic, it was certainly down. There's no question about it. I would tell you, the good news is, and again I can't overemphasize this, and we've talked about this a lot, Paul, is the strategy of those winnable and ownable categories is working.

As TJ said, we made the decision to exit those negative margin or single digit margin businesses like TVs and reduce our positioning on tablets and so on. Happy that we did, as TJ said, because of what was going on over the weekend there with crazy pricing on TVs. Again, when you go up against those big events and it's behind us, and we feel good about it, is while the business was soft, we still comped up in Soft Home, Food and Furniture.

On Sunday we snapped right back, as TJ said, with all of those categories that we've talked about that we want to grow. Food, Consumables, Soft Home and Furniture are all comping positive, and continued to comp positive as we move into December.

So when you ask about what makes us feel confident about it, obviously we believe our strategy is solid. We are not going to deter or panic or do something stupid like go out and buy TVs to drive traffic. We don't need to. Black Friday is behind us.

Again, things are working, and candidly, when you talk about the momentum in comps, you have to remember as we exit a lot of those categories that I mentioned earlier, you are still up against those numbers in third quarter and fourth quarter. And as TJ said, a little bit in first quarter and

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

then it's behind us. And I believe that you are going to see, as I've said over and over again, consistent positive comps quarter to quarter, and stabilizing the business and improving the bottom-line performance.

Tim Johnson - Big Lots, Inc. - EVP & CFO

Paul, one last little kind of data point to build on David's last statement there. Our first three quarters of the year obviously were positive. Our guidance for the fourth quarter is for a positive comp in the low single digits as well. Achieving four quarters of positive comps, not flat but positive comps in a row in a year has not happened in this business since FY06. To us, that's a very strong indication that the strategy is heading in the right direction and the customer, Jennifer, has recognized that.

Paul Trussell - Deutsche Bank - Analyst

I appreciate the detail. That was very helpful. Just as a quick follow-up, you guys spoke about some of the learnings taking place on the Consumables side of the business. I would love to just dig into that a little bit more, especially on the pricing front, as a number of other of your competitors use a lot of these Consumables items and Beverage items to be traffic drivers, and there has been margin pressure in that category over time. How are you balancing that focus and need to drive comp in Food and Consumables, and making sure that you don't give the product away?

David Campisi - Big Lots, Inc. - President & CEO

A good question, Paul. A couple of things when you talk about the Food side of it. The penetration in there of close-outs, as you well know, is pretty high. So when you balance it out, you're absolutely right. We ran Coke and Pepsi at $0.88 for a two-liter bottle a few weeks ago to drive traffic into the stores, which it worked. There's pressure there, but at the same time because of the high penetration of close-outs in Food and then the Specialty Food margins as well, we continue to hit our planned margins in Food.

Moving to the Consumable sides, which is a mix of everything from Health and Beauty Aids to Plastics, Paper, Chemicals and Pet, the business there as well, some large closeouts from some pretty big players, as you well know, that's where that whole Secret Top Brand Alert comes from. Steven's team in there, they do a great job of managing the penetration of close-outs to never-outs. Again, we continued to hit or exceed our margin plans in there.

Obviously, a much higher penetration in third quarter with both of those businesses versus fourth quarter. As we move into fourth quarter, Furniture and Seasonal become a much larger part of the business, and obviously both of those have a much higher margin rate. All in all, that being said, we feel very good about the model and how we margin out and mix out.

Paul Trussell - Deutsche Bank - Analyst

Thank you.

Operator

Anthony Chukumba of BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Just had a couple of questions related to SG&A. The first one, if you could provide a little bit more color on the decline in the SG&A ratio in Q3? Was that just all top-line leverage? Was there any expenses that you'd like to call out? Second off, just wanted to get some sense, or even directionally, what the incentive compensation hit is going to be that you are -- in the fourth quarter? Thanks.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

Again for us, there is always pluses and minuses at the line item level and in the department level when it comes to expenses. Big picture, what we've talked about for a number of quarters now, and really going even further back in time, is our strong desire to keep the SG&A leverage point low. So again, beginning to have some consistency in top-line performance is certainly probably the single biggest reason why we saw some leverage here in third quarter.

Again, there's pluses and minuses at the detail level when you look at it. But the comp piece is the biggest determining factor. When you look at fourth quarter, the second part of your question, what I would tell you is that again, we have forecast on bonus expense. But year over year, the bonus expense is the single biggest reason that the business is forecasting to deleverage in fourth quarter.

If you take that off of the table at a low single digit comp, you would be looking at leverage in the, call it 30 to 40 to 50 basis point range. It's that big of a determining factor when you look at the fourth quarter. Again, keep in mind we essentially had $0 bonus payout last year as a business because we did not hit our original targets.

This year, as I know you know, we've been forecasting, really the same, if not a little bit better full year earnings per share and operating profit performance consistently all year long. So performing to our plan versus performing under our plan, you get the biggest impact of that in fourth quarter. We take the biggest impact of bonus-related expense in the fourth quarter where we make most of our money, according to this forecast. I hope that answers your question.

Anthony Chukumba - BB&T Capital Markets - Analyst

Yes. That's helpful. Thank you.

Operator

Meredith Adler of Barclays.

Meredith Adler - Barclays Capital - Analyst

I would like to try to understand a little better how to think about holiday. Because part of the reason traffic was very soft for retailers was that a lot of business moved online. At this point, you guys don't have an e-commerce strategy. I'm still trying to understand why you think that that will be different as we get closer to Christmas?

I'm not saying it won't be, but is it because you believe that the kinds of items people come into your store to shop for, they just wouldn't go online to buy? Or something about your pricing? I don't know. I'm trying to understand what changes in the next couple of weeks.

David Campisi - Big Lots, Inc. - President & CEO

Meredith, it's David. It's a good question. I would tell you, we smile when you talk about that because as you well know, we're in the middle of building the e-commerce business from the ground up, and in looking at the back half of next year. Actually, when you think about what happened over the holiday and on Cyber Monday, it's probably going to be an interesting thing to see for a lot of those guys because as you well know, most people don't make any money on e-commerce. They certain -- some of those guys actually called that out, how tough it is it to just get to breakeven.

Then when you pile on free shipping on top of that with no limit with some of the guys out there, as you increase your penetration of e-commerce to your total, it puts certainly huge, huge margin pressure on you. So, we are not dealing with that factor.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

So with that being said, our customer, she does -- we use our online, if you watch what we do with the Buzz Club and over 14 million, 15 million members on there, she responds significantly to our email blast. Candidly, we did a Cyber Monday email blast with a coupon and we comped up nicely on Monday without an e-commerce business.

Again, we are brick-and-mortar retailer. She knows that at this point in time and she continues to shop our stores, and the traffic bounced right back, as I said, on Sunday, Monday, Tuesday. We believe that it will continue into December, just based on the reaction we get. Again, we're emailing her almost on a daily basis with our great, great values and great brands that we have to offer.

Meredith Adler - Barclays Capital - Analyst

Okay. I guess I would also like to, it's kind of following on from that. It does sound like you are so completely transitioning the business, and you will have tough comparisons probably through the first quarter.

Is it fair to say that you are building a business that will be less holiday sensitive over the next couple of years? That by not having some of these big, hot items like Electronics?

David Campisi - Big Lots, Inc. - President & CEO

Here's what I would say, and that's a good question, too. We talked about that on Monday, and I actually said to the guys similar to what you just said that now that we've gotten through the nonsense of the Black Friday weekend, and as you know, a lot of retailers came out with, we are going to have a seven-day Black Friday.

I will be the first to say as a retailer of 35 years, the industry made a bad move by doing what we did and extending hours on Thursday and so on. We've taken the wind out of what was once a sense of urgency. There was no lines out there at any retailer at 4 or 5 or 6 a.m. on Friday. I would say, yes, it's still a big, big holiday weekend from a volume standpoint, and it always will be.

To TJ's comment earlier, we make money on those days versus a lot of those guys who are just doing huge volume and making no money. So yes, our strategy, again TJ said it, we haven't had four consistent quarters of positive comps since 2006. It is our strategy to be consistent in comp quarter to quarter to quarter, and we believe we are at the beginning of the beginning, as I've said to you, over and over. But we're making tremendous progress on consistent day in and day out performance of those winnable and ownable categories.

So yes, we still believe holiday will always be important. We have an enormous, enormous trim business. The day before, just the Christmas trim category, did more volume than Food and Consumables combined. That's how important that Christmas tree, Christmas lights, ornaments and decor is to us from that standpoint. We will always be a leader there.

Again, growing Furniture, growing Soft Home, growing the categories we've talked about, Appliances, Tabletop, Food Prep and Food and Consumables is what we are. And it has been well received by Jennifer. And we continue to see, on the days that are just what I guess what I would call normal, non-holiday Black Friday types of days, we comp positive.

Meredith Adler - Barclays Capital - Analyst

Okay. Great. I have another question, but I will get back in the queue.

Operator

Patrick McKeever of MKM Partners.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Patrick McKeever - MKM Partners - Analyst

I don't know if I missed it. Did you mention the West Coast ports situation?

David Campisi - Big Lots, Inc. - President & CEO

No. We didn't talk about it, Patrick. I can add some commentary, and if TJ wants to weigh in on it, he can too. We actually -- we really took the offensive position on that very early on. Carlos Rodriguez, who runs the distribution centers, brought that to our attention way, way back, early on. I don't even remember, TJ, when it was. It was very early, that there was going to be a challenge out there.

We pulled up a lot of inventory deliveries and worked with our partners in Asia to get containers on the water earlier than normal and brought inventories in that typically wouldn't have come in until, let's say, October. We brought some of that stuff in in August and September.

So we really -- were there a few hiccups? Yes, but nothing significant. We were -- again, rather than being on the defensive like some retailers and finding out that this stuff was stuck there, we actually took a different position and really had very few hiccups.

Patrick McKeever - MKM Partners - Analyst

How about from an opportunistic buying standpoint? Did it -- you think it's going to open up any opportunities in closeouts, or just excess merchandise, that sort of thing?

David Campisi - Big Lots, Inc. - President & CEO

Well, I will tell you, that's a good question. In fact, I had somebody reach out to me yesterday with a huge opportunity to buy a ton of apparel, which obviously I passed on because we exited the apparel business. I think that area, the apparel guys, you saw a lot of those guys come out, Ann Taylor and so on, with very, very difficult third quarter performance and blaming a lot of it on the West Coast port. I think a lot of the stuff that's delayed and stuck in there is in categories that we don't play in.

Patrick McKeever - MKM Partners - Analyst

Okay. Okay, got it. Great. Thank you.

Operator

Joe Feldman of Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Wanted to ask a follow-up on the Easy Leasing program and just get a little bit more color there. One question, I guess, relates to the name of it, because I understand it's financing, but leasing to me implies you are going to give it back, like a car. I was wondering if you've seen any pushback with that.

The other more relevant question is how are the approval rates trending? How are the adoption for other categories, are people using it? Just maybe the general trends there, you could talk about.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

It's TJ. I think we continue to be encouraged by approval rates. I don't know that anything has really changed there in terms of trend. I think for us, the impact on our business from test to roll has been very consistent, and it's surprisingly consistent across store groups and markets, which again just further demonstrates to us that there is a significant need out there for customers who have a difficult time with traditional credit to purchase product in our store through this program.

Progressive continues to be a wonderful partner of ours. And most encouraging, for me anyway when I look at the numbers, which we look at a fairly detailed level every week, those stores that have been up and running for more than a year now continue to comp very strong. We think there's only opportunity as we go forward with this program.

I would tell you in terms of extensions to other categories, it's a little more difficult, we're finding with Christmas just because of the price points and the requirements from an approval standpoint on specific items. So our learnings so far is obviously, big impact on Upholstery, big impact on Fireplaces this holiday, significant impact on Mattresses.

We learned a lot with large ticket Lawn and Garden last year. As we roll into spring, that's a full season of opportunity for us. Nothing but positive to talk about as it relates to the Easy Leasing, or lease-to-purchase program.

David Campisi - Big Lots, Inc. - President & CEO

Joe, this is David. I would just add to that too, the one of the things that we haven't talked about, but I think is important to note as we move into 2015 in the Furniture business, is Lisa and Nick Padovano, who is our Senior VP of Stores, are launching -- part of our strategic plan under that third leg of the stool, stores, is to -- we actually have a separate KRA, if you will, on Furniture selling.

So we have a strategy out there to employ, if you will, real, true Furniture sales leaders. Not just a Furniture guy who hauls off Furniture to somebody's car. That candidly, out of the 1,500 stores or 1,400, whatever the number is, 90 or something, a large percent of them do not have what I would call real, true guys or gals who know how to sell. So that is part of our strategic plan, is to get folks that really do know how to convert.

As we add traffic counters and we measure conversion and do all the things that we are going to do under that strategic plan, I can't be more excited about the sales side of it because we are doing a lot of business, as you know, in Furniture. The Easy Leasing is a key part of the strategy, too. Let's not forget that as we change the model of our business and improve our selling associates, that's going to be a driver for 2015, as well.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks for that color, guys. If I could follow up with one other separate question. I just was curious about the response you're getting to the latest advertising you are doing. I know you guys had some of those kind of colorful ads, and was just wondering how you felt the response rate was? Are you getting the return on them?

David Campisi - Big Lots, Inc. - President & CEO

It's funny. We're getting tremendous -- it's a little edgy, as you well know, and I think I mentioned earlier. Andy and his team have done an incredible job of taking Big Lots, who's been pretty sleepy in the marketing world and creating a powerful social presence. The blogging out there from our customers and the number of hits on those viral videos from those TV commercials, again has been incredibly received, well received.

Candidly, TV is always hard to measure, to be candid, Joe. I would tell you that we did some of that advertising tied into Mattresses in one of the weeks in November, and we had a tremendous, tremendous week in Mattresses. That tells us that the TV is working.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

More importantly, than just the TV, it's really a balance of how we use the Christmas jingle. And if you really see what we are doing, we are very, very strategic. When you have three women singing and dancing, and for us to have Caucasian, African-American and Hispanic in that ad is something that we have gotten tremendous response from.

Again, in the industry side of it, we are getting a lot of, like I mentioned earlier, we won an award for that pet viral video, as well. So, we feel very good about the relationship with OKRP, our advertising agency in Chicago, and with what Andy's team is doing. It's really bringing us out of the doldrums, quite honestly, and the responses have been fantastic.

Joe Feldman - Telsey Advisory Group - Analyst

That's great. Thanks, guys. Good luck with this big quarter.

Operator

David Mann of Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Congratulations on the comps. I guess my question relates to your comment on the performance of the Trim category as you came into November. Seems like Seasonal, you need that to perform very well in the fourth quarter to offset some of the categories you've edited. If you could just elaborate on the trend there, and why you expect that to improve?

David Campisi - Big Lots, Inc. - President & CEO

Want me to take that?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes.

David Campisi - Big Lots, Inc. - President & CEO

I would tell you that I believe in the assortment, and if you've been in our stores, our product looks fantastic, David. Honestly, I walk some of the bigger guys out there that you well know, the big-box guys, and their assortment is nowhere near what we have, nor is their displays nowhere near.

I would just tell you that over the holiday weekend, Black Friday weekend, the Trim department outperformed the Company, for sure. So we feel good about it. As I said in the prepared remarks, that we are watching it very closely. We have, as we always have, what we call a glide path and a strategy, exit strategy, in that business. At this point in time, we really don't have any real concerns.

We think this is a big week. Next week is a big week, too, where people start to really decorate outdoors and then indoors. These next two weeks are critical. And again, I'm very confident in the buy, the assortment and the pricing strategy. A tremendous amount of marketing behind it, as well.

David Mann - Johnson Rice & Company - Analyst

The change in the merchant behind that category and some of the other key holiday categories? Just curious. Can you talk about that?

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

Well, I would just tell you that, as I said in the prepared remarks, I've known Michelle, she -- I actually promoted Michelle to a divisional merchandise manager probably, I don't know, 10 or 11, 12 years ago, or whatever it was. We happened to just connect. It was an opportunity to add tremendous talent to the team. And that's why Michelle is here, and the team that reports to her couldn't be more excited.

David Mann - Johnson Rice & Company - Analyst

Okay. Thank you.

Operator

Jeff Stein of Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Just a question about store execution. I was in several stores this weekend. I know this is a busier time of the year, but I'm just kind of curious. With the expansion of your Food assortments, and looking at the lines at the register, I'm just wondering if your checkout area is really set up to handle the increased volume that you are seeing in Foods.

In other words, you really are not set up like a grocery store. Do you think any modifications are needed there?

David Campisi - Big Lots, Inc. - President & CEO

We are, and into 2015, updating our point-of-sale system with NCR, and approximately, I don't know, TJ, about 12 -- all stores, and I think we've got about, what, 300 of them done? So, yes Jeff, we are improving the front-end point of sale. As we joke inside the building, we think we're going to get one to two seconds of speed out of it. I understand what you're saying, that we don't use the sliders and so on. It hasn't been an issue.

Again, I've been very transparent with you and the rest of the guys that we have a long ways to go from a consistent store execution from store to store. I'm very pleased with the progress we've made. Again, I can't promise you guys that 1,490 stores are executing at a high level, but I mentioned earlier about the grading system, the J Score. It's a very serious 1 through 5 grading system. 5 obviously being the best. And Nick is all over this thing, and so are the regional vice presidents.

Again, as we've talked over the last 18, 19 months, bringing this whole Jennifer perspective to our Company has really caught on. And even our cashiers on the front end know who they work for. And they are doing a great job out there of managing the lines at the register. We have a process in place of three in line and we need to open another register. Does that mean every store is operating at a high level? No. But we believe over time, we will get there.

Jeff Stein - Northcoast Research - Analyst

Got it. Any thoughts on store openings and closings for next year?

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP & CFO

Jeff, we'll give guidance, obviously, on the next call. Nothing has really changed from the investor day conversation back in June where when we talked about the financial model, we expect net store contraction this year, next year and in 2016. But we'll be more specific on the numbers when we get to the call in March.

Jeff Stein - Northcoast Research - Analyst

Thanks.

Operator

Matthew Boss of JPMorgan.

Matthew Boss - JPMorgan - Analyst

With the doubling of never-outs, can you just talk about the closeout mix of the store today and going forward? Also the value proposition of a closeout versus a never-out to the customer? You identified some of the pricing in the coolers is maybe a little bit less competitive than other parts of the store.

David Campisi - Big Lots, Inc. - President & CEO

Yes, I'll take part of that and let TJ take the balance of it, Matt. Good morning. I know it's not even 6 a.m. where you are. Appreciate you being on. The closeout penetration, as I said before, it varies by category. Again, the highest penetration is both in Food and Consumables, and in Hard Home because of the closeout and refurb business we do with Appliances and on Floor care.

Obviously to a much lesser degree in Furniture and soft Home and Seasonal, as you well know, is our own private brands. There is very little closeout activity in there. Every now and then, if something comes our way, I can't overemphasize it in any of these businesses. If it's the right -- if it passes the QBFV, we buy it. In fact, we just made up by in Soft Home as a closeout.

Soft home is one of the areas, candidly, that had too high of a penetration and it got us into a lot of trouble. Over the last three quarters, that business has comped positive because we reduced our exposure on closeouts and increased the never-out programs.

Back to the value comment, I would just tell you that in those categories, whether it's Trim or Furniture or Soft Home, we work very hard from a competitive point of view to make sure that our pricing is competitive. And in a lot of cases we actually, I think sometimes -- I think we're actually underpriced in some cases.

The comment about the freezer cooler, Matt, we hear you. Trey and his guys and Mike have been out on the road with some of our vendors, DSD vendors. In fact, they were on a trip a couple of weeks ago hitting a lot of stores, looking at what's going on out there. We know we have our challenges there.

Again, we are not going to be below Walmart or something in the freezer cooler category because of the sheer volume that we do is nowhere near as we build on that piece. Today, we rely on DSD vendors regionally, and it makes it challenging. It is on our radar in a much bigger way, and we know we have some work to do on pricing there. TJ, I don't know if you have anything.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

Matthew Boss - JPMorgan - Analyst

As we think about multi-year SG&A, can you walk through the timeline for e-commerce and omnichannel? And any changes to think about from a fixed cost hurdle perspective as we look forward?

Tim Johnson - Big Lots, Inc. - EVP & CFO

Yes, Matt. This is TJ. At the investor conference in June, I'll just remind everybody that the financial model we laid out was retail, because we did not have clear visibility to timeline, et cetera, for e-commerce and omnichannel. As we sit here today, it's still our goal to be online in 2015. We still have work to do to make sure that we understand that timeline is achievable.

If we've done anything well in the last few years, one of the things we do very well from an IT perspective and a project plan perspective is make sure that when we set out a timeline, we can deliver on it. So we're still working through that on e-commerce and omnichannel so I'm not going to be able to answer your question on expense and fixed hurdles, et cetera for the program just yet.

Still is a goal to be online in 2015. We'll have a lot more firmed up details on that initiative when we get to March.

Matthew Boss - JPMorgan - Analyst

Great. When you say the retail model, so you are basically saying the top-line opportunity is not in there, but neither are any of the expenses in the model that you laid out?

Tim Johnson - Big Lots, Inc. - EVP & CFO

The model we laid out was a store model, yes. Stores only.

Matthew Boss - JPMorgan - Analyst

Okay. Perfect. Great. Thanks, guys.

Operator

Meredith Adler of Barclays.

Meredith Adler - Barclays Capital - Analyst

I think my question has partly been answered. But I was hoping that you could give us a sense in terms of the J Scores. What kind of a distribution do you have of 1 to 5 rated stores? Is it a lot of stores, whatever the worst is? Are there a lot of them? And how quickly can you implement any kind of plans to improve the stores that are executing the worst?

David Campisi - Big Lots, Inc. - President & CEO

Well, let me try to explain it as best as I can, Meredith. The J scoring process is literally a scorecard of 1 being what we call a 911 where we need to bring people in, whether the back rooms are completely jammed up or the execution is not up to standard. But -- and it moves from up to 3 being a good to a 4 being very good and then obviously a 5 being outstanding. It's a discipline that's in place that has to be followed by the stores.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

The store managers do a daily, what we call the J Walk, the Jennifer Walk, where they walk every aisle every day. It's more of a scoring system that's managed by the district team leaders and then the regional team leaders as well that just brings disciplines to place and standards, The good news is, is this is a very early-on program.

What we're finding is our regional vice presidents and our district team leaders are actually being much tougher on the grading of the score. There is a checklist, like anything, of what the expectations are and what needs to be done in the store. Most of it is from an execution point of view and how the stock rooms are managed and so on. So it's a big deal.

I don't know how else to explain it to you. We have so many initiatives in store service. But the measurements are just everything from how disciplined we are in the store. We also just launched mystery shops, too. So we are doing mystery shops in our stores for the first time.

Again, all watching all those things. What it does is, it creates a standard in our store. Establishing core customer standards, associate -- we are giving the associates the tools they need to provide an outstanding shopping experience.

It's really a cultural change for Big Lots, where it used to be just get the stuff out on the floor, find a place to put it. That's not what we are doing today. Again, there's a whole Go-Big program out there too about greet the customer, offer assistance, bring you customer to their destination. ID yourself, get help if you need it. That type of stuff is very, very new and in very early stages of execution.

But again, I would just tell you that the stores were thirsty for this, just like the merchants were thirsty for direction on QBFV. So again, I think when you shop our stores, hopefully you are going to start to see some of this J-plus type of service. And the J Score is really all about the standards and how we look.

Tim Johnson - Big Lots, Inc. - EVP & CFO

One additional comment, Meredith. I think from our perspective anyway, I think the great news is we have a baseline established for all 1,500 stores, both from our own internal measurement, meaning our regional team leader, district team leader, store team leader walking the store and scoring it together. So we have an internal measurement, and as David mentioned with the mystery shops now live, we're developing an external measurement. So we'll have a baseline of understanding, which we have not had. I would hazard a guess, many retailers may not have.

So that's very, very important for us, particularly as we go into 2015, which is going to be significant in terms of in-store execution, initiatives, training, investment both in people and in systems, as David mentioned. So really, really encouraging to have a baseline of understanding at every store in the chain so we can understand performance at that level.

Meredith Adler - Barclays Capital - Analyst

That's very helpful. Thank you.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, everyone. That concludes today's call. Deana, will you please provide replay instructions?

Operator

Thank you, sir. Ladies and gentlemen, a replay of this call will be available to you within the hour, and we will end at 11:59 PM on Friday, December 19, 2014. You can access the replay by dialing toll-free USA and Canada, 888-203-1112 and entering replay passcode 136-6606. International, 719-457-0820 and entering replay passcode 136-6606. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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DECEMBER 05, 2014 / 1:00PM, BIG - Q3 2014 Big Lots Inc Earnings Call

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